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                                                                     Exhibit 8.2

        [LETTERHEAD OF CHERRY, BEKAERT & HOLLAND, L.L.P. APPEARS HERE]


October 29, 1998


Board of Directors
Fredericksburg Savings and Loan Association, F.A.
Fredericksburg, Virginia

               RE: HOLDING COMPANY FORMATION AND STOCK ISSUANCE
                   --------------------------------------------

Ladies and Gentlemen:

     We have been requested to express our opinion concerning the Virginia income tax consequences relating to the proposed conversion of Fredericksburg Savings and Loan Association, F.A. (the "Bank") from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as Fredericksburg Savings Bank, F.S.B. (the "Converted Bank"), and the formation of a holding company to be known as Virginia Capital Bancshares, Inc. (the "Holding Company"), which will acquire the outstanding stock of the Converted Bank.

     You have submitted to us a copy of the Federal income tax opinion ("Federal Opinion") relating to the federal income tax consequences of the proposed transaction prepared by your counsel, Muldoon, Murphy & Faucette of Washington, D.C.

     Our opinion regarding the Virginia income tax consequences of the proposed transaction is based on the same facts and conditions contained in the Federal Opinion dated October 29, 1998. It is also based on existing Virginia tax law which is subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken, and we assume that all steps will be properly effectuated under state and Federal law and will be consistent with the legal documentation.

     In our opinion, the Virginia income tax consequences of the proposed transaction are the same as the federal income tax consequences of the proposed transaction identified in the Federal Opinion.

     The State of Virginia has adopted federal taxable income, as currently amended, as the starting point for computing Virginia taxable income. Income tax terms are defined in relation to the Internal Revenue Code of 1986, as amended [Code of Virginia, Sec. 58.1-402(A)]. Taxpayers are required to use the same taxable year and accounting methods as are used in computing federal taxable income [Code of Virginia, Sec. 58.1-440(A)].
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Board of Directors
Fredericksburg Savings and Loan Association

October 29, 1998
Page 2


     Several specific modifications to Federal taxable income are enumerated in the Code of Virginia in determining taxable income for Virginia purposes; however, there are no specific modifications which apply to the proposed transaction.

     Our opinion as expressed above is rendered only with respect to the Virginia income tax consequences of the specific matters discussed herein, and we express no opinion with respect to any other Virginia income tax matter or any other Federal, state, local or foreign tax matter relating to the proposed transaction. Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Opinion. If any of the foregoing is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, and Code of Virginia, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modifications by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Virginia Department of Taxation, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

CHERRY, BEKAERT & HOLLAND, L.L.P.

/s/ Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia